EXHIBIT 99.2

ELECTION FORM

TO BE COMPLETED BY

HOLDERS OF RVB BANCSHARES, INC. COMMON STOCK

This Election Form should be completed, signed and submitted to:

BANK OF THE OZARKS, TRUST DEPARTMENT—EXCHANGE AGENT

By Mail:	By Overnight Delivery or Hand Delivery:

Bank of the Ozarks Trust Department P.O. Box 8811 Little Rock, AR 72231	Bank of the Ozarks Trust Department 12615 Chenal Parkway Little Rock, AR 72211

For Information Call: 501-978-2236

In connection with the Agreement and Plan of Merger, dated March 11, 2003 (the “Merger Agreement”), between Bank of the Ozarks, Inc., an Arkansas corporation (“Ozark”), and RVB Bancshares, Inc. (“RVB”), an Arkansas corporation, pursuant to which, subject to the fulfillment of certain conditions, RVB will be merged with and into Ozark, with Ozark surviving, you will elect to receive the merger consideration as set forth below pursuant to the terms and conditions of the Merger Agreement and this election form.

COMPLETING AND RETURNING THIS ELECTION FORM DOES NOT HAVE THE EFFECT OF CASTING A VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING OF THE RVB SHAREHOLDERS, NOR DOES IT SATISFY ANY OF THE REQUIREMENTS FOR THE ASSERTION OF DISSENTERS’ RIGHTS, AS DESCRIBED IN THE PROXY STATEMENT/ PROSPECTUS RELATED TO THE MERGER. IN ORDER TO VOTE ON THE MERGER, YOU SHOULD ALSO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO THE EXCHANGE AGENT BY HAND DELIVERY OR BY MAIL OR IN PERSON AT THE SPECIAL MEETING OF THE RVB SHAREHOLDERS.

PLEASE READ AND FOLLOW CAREFULLY THE ACCOMPANYING INSTRUCTIONS FOR THE ELECTION OF YOUR SHARES.

IMPORTANT INFORMATION WITH RESPECT TO THE ELECTION

If you wish to make an election with respect to the form of consideration to be received in exchange for any or all of your shares of RVB common stock in connection with the merger of RVB with Ozark, you must (1) complete and sign this election form in the space provided on the subsequent pages and (2) mail or deliver the completed election form in the enclosed envelope to the exchange agent at one of the addresses listed above. Please also use the enclosed envelope, addressed to the exchange agent, to return your completed proxy card.

TO MAKE AN EFFECTIVE ELECTION, THIS ELECTION FORM MUST BE RECEIVED BY BANK OF THE OZARKS, TRUST DEPARTMENT, THE EXCHANGE AGENT, NO LATER THAN 5:00 P.M., CENTRAL STANDARD TIME, ON MAY 27, 2003.

ANY SHARES OF RVB COMMON STOCK FOR WHICH YOU DO NOT MAKE AN ELECTION BY 5:00 P.M. ON MAY 27, 2003 WILL BE AUTOMATICALLY CONVERTED INTO THE RIGHT TO RECEIVE CONSIDERATION OF 51% OF OZARK COMMON STOCK AND 49% CASH.

Pursuant to the Merger Agreement, in exchange for your shares of RVB common stock, you may elect to receive cash in the amount of $504.85 per share, a number of shares of Ozark common stock determined by the exchange ratio (as described in the Merger Agreement) or a combination of cash and shares of Ozark common stock. Your ability to elect to receive cash is subject to certain limitations, and the number of shares for which you elect to receive cash may be reduced in certain circumstances.

You may elect, as indicated in the form below, to have the specified number of your shares of $0.10 par value common stock of RVB converted, at the effective time of the merger, into the consideration of cash, Ozark common stock or combination of cash and Ozark common stock indicated below. Your options are as follows:

•	To exchange all your shares of RVB common stock for cash;

•	To exchange all your shares of RVB common stock for Ozark common stock; or

•	To exchange some of your shares of RVB common stock for cash and some shares for Ozark common stock.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and described in the Proxy Statement/Prospectus.

CHECKS FOR THE CASH CONSIDERATION AND THE OZARK COMMON STOCK CERTIFICATES WILL NOT BE SENT UNTIL AFTER THE MERGER HAS BEEN COMPLETED AND THE EXCHANGE AGENT HAS RECEIVED ALL ADDITIONAL DOCUMENTS IT MAY REQUIRE, INCLUDING A LETTER OF TRANSMITTAL. NO INTEREST WILL ACCRUE OR BE PAYABLE ON THE MERGER CONSIDERATION, INCLUDING ANY CASH CONSIDERATION.

NOTE: DIFFERENT ELECTIONS HAVE DIFFERENT TAX CONSEQUENCES. FOR INFORMATION ON THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF MAKING A GIVEN ELECTION, SEE “THE MERGER—CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” IN THE PROXY STATEMENT/PROSPECTUS. HOLDERS OF RVB COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDERS, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN LAW.

The election procedures, including the maximum aggregate cash to be paid by Ozark in the merger, are set forth in the Merger Agreement and summarized in the Proxy Statement/Prospectus under “The Merger—Description of the Merger” and “The Agreement and Plan of Merger—Exchange of Certificates; Cash Election.” The Merger Agreement provides that no more than 49% of the total consideration to be received by RVB shareholders will be cash consideration. In the event that more than 49% of the outstanding shares of RVB common stock elect or otherwise are to receive cash consideration, the amount of cash that you will have the right to receive upon exchange of your shares of RVB common stock will be adjusted on a pro rata basis so that, in the aggregate, 49% of the shares of RVB common stock will be converted into the right to receive cash and the remaining 51% of the shares of RVB common stock will be converted into the right to receive Ozark common stock. As a result, you may receive a different combination of consideration than you elected, based on the choices made by other RVB shareholders. Therefore, even if you make a cash election, there is no assurance that you will receive cash in exchange for all of your designated shares of RVB common stock. The only way to be assured of the mix of consideration you will receive is either to (i) elect to receive all stock, in which case you will receive only Ozark common stock as consideration or (ii) make no election, in which case you will receive consideration of 51% of Ozark common stock and 49% cash.

The exchange agent reserves the right to deem that the you have not made a valid election if:

•	You fail to follow the instructions with respect to the election form or otherwise fail to properly make an election; or

•	A completed election form is not received by the exchange agent by the election deadline of 5:00 p.m., Central Standard Time, on May 27, 2003.

INSTRUCTIONS FOR MAKING AN ELECTION

1. Time in which to Make an Election. For an election to be validly made, the exchange agent must receive the election form, properly completed and executed, at one of the addresses set forth on the front of this election form, prior to 5:00 p.m., Central Standard Time, on May 27, 2003. Any shareholder whose election form is not so received will be deemed not to have made an election and will receive consideration of 51% Ozark common stock and 49% cash. Neither RVB, Ozark nor the exchange agent have any obligation to notify you or anyone else if the exchange agent has not received your election form or that the election form you submitted has not been properly completed, and neither RVB, Ozark nor the exchange agent will incur any liability for any failure to give such notification.

2. Change or Revocation of Election. An RVB shareholder who has made an election may, at any time prior to the election deadline, change or revoke the shareholder’s election by submitting to the exchange agent a revised election form, properly completed and signed. After the election deadline, a holder of RVB common stock may not change or revoke his or her election unless the Merger Agreement is terminated.

3. Forms of Election by Nominees. Any registered holder of RVB common stock who is a nominee for more than one beneficial owner (provided that shares of RVB common stock held on one account by joint owners will be deemed owned by one beneficial owner) must submit a separate election form for each distinct beneficial owner. Upon the request of Ozark, such registered holder will be required to certify to the satisfaction of Ozark that he or she holds those shares of RVB common stock subject to an election as nominee for the beneficial owner covered by such election form and for no other beneficial owner(s).

4. Delivery of Election Form. The properly completed and duly executed copy of the election form should be delivered to the exchange agent at one of the addresses set forth above. The method of delivery of the election form is at the option and risk of the owner. All questions as to the validity, form and eligibility of any election form will be determined by the exchange agent, and its determination shall be final and binding. The exchange agent has the absolute right to reject any and all election forms which it determines are not in proper form or to waive minor irregularities in any election form. All elections will be considered in accordance with the terms and conditions of the Merger Agreement. If there is any inconsistency or conflict between the election form and the Merger Agreement, the Merger Agreement shall control in all cases.

5. Signatures on Election Form. If the election form is signed by the registered holder of certificate(s), the signature must correspond exactly with the name written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If the certificate(s) subject to the election form is owned of record by two or more joint owners, all such owners must sign the election form. If any shares are registered in different names on several certificate(s), it will be necessary to complete, sign and submit as many separate election forms as there are different registrations of certificates. If the election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such person must so indicate when signing, must give his or her full title in such capacity, and must provide evidence satisfactory to the exchange agent of his or her authority to so act. The exchange agent will not deliver the merger consideration until all of these instructions are complied with.

6. Stock Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the payment of the merger consideration in any name other than that of the registered holder, such transferee or assignee must pay such tax to Ozark or must establish to the satisfaction of Ozark that such tax has been paid or is not applicable.

7. Additional Copies. Additional copies of the election form may be obtained from the exchange agent at the mailing address set forth on the front of the election form.

8. Inquiries. All questions regarding the election form should be directed to the exchange agent at the mailing address as set forth above or by telephone at 501-978-2236.

9. Non-Consummation of Merger. Consummation of the merger is subject to the approval of the shareholders of RVB and to the satisfaction of certain other conditions, including receipt of regulatory approvals. If the Merger Agreement is terminated for any reason, all elections will be void and of no effect.

EXHIBIT 99.2

ELECTION FORM

1. CASH ELECTION. Check only one item below. Please note that (as described above) because Ozark will limit the total amount of cash it pays in the merger, there is no guarantee that you will receive cash for all of your shares of RVB common stock with respect to which you make a cash election even if you make a proper cash election. If the number of RVB shares electing to receive cash exceeds the total amount of cash Ozark has agreed to pay in the merger, the RVB shares receiving cash will be reduced on a pro rata basis.

•	EXCHANGE ALL SHARES FOR CASH. The undersigned elects to receive only cash in exchange for all of his or her shares of RVB common stock.

•	EXCHANGE ALL SHARES FOR STOCK. The undersigned elects to receive only shares of Ozark common stock in exchange for all of his or her shares of RVB common stock.

•	EXCHANGE SHARES FOR CASH AND THE BALANCE FOR STOCK. The undersigned elects to receive a combination of cash and shares of Ozark common stock in exchange for his or her shares of RVB common stock. (Please write the number of shares that you would like to exchange for cash in the blank space above)

2. DESCRIPTION OF SHARES OF RVB COMMON STOCK.

Name(s) and Address(es) of Registered Holder(s) (Print exactly as name appears on Certificate)	Certificate Number	No. of Shares Represented by Certificate

Total Shares:

3. SIGN HERE:

Signature(s) of Registered Holder(s)

(Must be signed by registered holder(s) exactly as name(s) appear(s) on such holder’s RVB stock certificate(s). If signed by an attorney, trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, the capacity of the person should be indicated. See Instruction 5.) (Attach additional pages if necessary.)

Date            , 2003

Name(s)

(Please print)
Address(es)

Telephone Number(s)

Capacity (Full title)

2